3.3 Certificate of Designation of 10% Cumulative Redeemable Series B Preferred Stock

                                     AMENDED
                          CERTIFICATE OF DESIGNATION OF
                       PREFERENCES, RIGHTS AND LIMITATIONS
                                       OF
         10% CUMULATIVE CONVERTIBLE REDEEMABLE SERIES B PREFERRED STOCK
                                       OF
                         VERTICAL COMPUTER SYSTEMS, INC.

      VERTICAL COMPUTER SYSTEMS, INC. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

That, pursuant to authority conferred upon the Board of Directors by the
            Certificate of Incorporation of the Company, and pursuant to the provisions of Section 161, Delaware Statutes, said Board of Directors, by unanimous written consent effective as of April 1, 1993 and as amended June 1, 1993, duly adopted a resolution providing for the issuance of a series of 375,000 shares of 10% Cumulative Convertible Redeemable Series B Preferred Stock, $.001 par value ("Preferred Stock"), which resolution is as follows:

            RESOLVED, that pursuant to the authority expressly granted and invested in the Board of Directors of this Company in accordance with the provisions of its Certificate of Incorporation, a series of preferred stock of the Company be and hereby is given the distinctive designation of "10%

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            Cumulative Convertible Redeemable Series B Preferred Stock" (the
            "Preferred Stock"), said series to consist of 375,000 shares of the par value $.001 per share non-voting preferred stock, of which the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

      1. Dividends on Preferred Stock.

            (a) Except as hereinafter provided, the holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds for the Company legally available therefor, cash or common stock dividends at the annual rate of 10% per annum on March 15 and September 15 of each year. Dividends will accrue from the date of the issuance of the Preferred Stock pursuant to a Confidential Private Placement Memorandum (the "Closing Date"). If the dividend on the Preferred stock for any dividend period shall not have been paid or 5et apart in full for such Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividend shall be paid or set apart for payment of any class of common stock of the Company. Accumulation of dividends of the preferred Stock shall not bear interest.

            (b) At the sole option of the Board of Directors, dividends may be paid in shares of common stock or the Preferred Stock based upon the then current conversion ratio of such Convertible Preferred Stock as described in paragraph 2 hereof.

      2. Conversion of Preferred Stock into Common Stock.

            (a) Subject to redemption by the Company as hereinafter described, the holder of record of any share or shares of Preferred Stock shall have the right, at his option, to convert each said share or shares of Preferred Stock into 3.788 fully paid and non-assessable shares of the Company's common stock, par value $001 per share ("Common Stock").

            (b) Any holder of a share or shares of Preferred Stock desiring to convert such Preferred Stock into Common Stock shall surrender the certificate or certificates representing the share or shares of Preferred Stock to be so converted, duly endorsed to the Company or in blank, at the principal office of the Company (or such other place a may be designated by the

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Company) and shall give written notice to the Company at said office that the holder elects to convert same, setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. Shares of the Preferred Stock shall be deemed to have been converted as of the close of business on the date the Company shall receive the written notice of conversion, together with the duly executed certificate and payment in full of transfer tax, if applicable, and the rights of the holders of su.ch Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificates for such shares to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

            (c) Conversion of the Preferred Stock shall be subject to the following additional terms and provisions:

                  (i) As promptly as practicable after the surrender for conversion of any certificate or certificate representing Preferred Stock, the Company shall deliver or cause to be delivered at the principal office of the Company (or such other place as may be designated by the Company) to or upon the written order of the holder of such Preferred Stock, certificates representing the shares of Common Stock issuable upon the conversion, issued in such name or names as such holder may direct.

                  (ii) The Company shall at the time of such conversion pay to the holder of record of any share or shares of such Preferred Stock any accrued but unpaid dividends on such Preferred Stock so surrendered for conversion, except that no payment or adjustment shall be made for any accrued or unpaid dividends for the then current quarterly dividend.

                  (iii) The Company shall not be required to issue any fractions of shares of Common Stock or script upon the conversion of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any time by the holder, the number of full shares of Common Stock which shall be is5uable upon conversion of such Preferred Stock shall

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be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. If any interest in. a fractional share of Common Stock would otherwise be delivered upon the conversion of any Preferred Stock, the Company shall make adjustment for such fractional share of interest by payment of an amount in cash equal to the same fraction of the market value of a full share of Common Stock of the Company. For such purpose, the market value of a share of Common Stock shall be the prevailing market value of the Common Stock on axiy securities exchange or in the open market, as determined by the Company, which determination shall be conclusive.

                  (iv) in the event that the Company shall at any time subdivide or combine in a greater or lesser number of outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Preferred Stock shall be proportionately increased in the case of subdivision or decreased in the case of combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

                  (v) In the event that the Company shall be recapitalized, consolidated or merged into any other corporation, or shall sell or convey to any corporation all or substantially all of its property as an entity, provisions shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that any holder of Preferred Stock may thereafter receive in lieu of Common Stock otherwise issuable to him upon his conversion of Preferred Stock, and at the same conversion ratio stated in this Paragraph 2, the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Company.

                  (vi) Such adjustments shall be made successively if more than one event listed in subdivision (iv) and (v) of this subparagraph (C) of this Paragraph 2 shall occur.

                  (vii) No adjustment of the conversion ratio shall be made by reason of:

                              (A) the payment of any cash or Common Stock
dividend on the Common Stock or any other classes of capital stock of the Company; or

                              (B) the purchase, acquisition, redemption or
retirement by the Company of any shares of Common Stock or any

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other class of the capital stock of the Company, except as provided in subdivision (iv) of this subparagraph (c); or

                              (C) the issuance other than as provided in
subdivision (iv) and (v) of this subparagraph (c) of any shares of Common Stock of the Company or of any securities convertible into shares of Common Stock or other securities of the Company, or any rights, warrants or options to subscribe for or purchase shares of the Common Stock or other securities of the Company, or of any other securities of the Company, provided that in the event the Company offers any of its securities or any rights, warrants or options to subscribe for or purchase any of its securities, to holders of itS Common Stock pursuant to any preemptive or preferential rights granted to holders of Common Stock by the Certificate of Incorporation of the Company, as may be amended, or pursuant to any similar rights that may be granted to such holders of Common Stock by the Board of Directors of the Company, then the Company shall mail written notice of such offer to holders of the preferred Stock then of record at least 20 days prior to the record date Bet for such determination of holders of the Common Stock entitled to receive any such offer; or

                              (D) Any offer by the Company to redeem or acquire
shares of the Common Stock by paying or exchanging therefore stock of another corporation the carrying out by the Company of the transactions contemplated by such offer, provided that at leant twenty (20) days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Preferred Stock then of record; or

            (d) The Company shall at all times reserve and keep available solely for the purpose of issue upon conversion of the Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Preferred Stock.

            (e) The issuance of certificate for shares of Common Stack upon conversion of the Preferred Stock shall be made without charge for any tax in respect to such issuance. However, if any certificate is to be issued in its name other than that of the holder of record of the Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of tax which may be payable in respect of any transfer involved in such issuance, or shall establish the satisfaction of the Company that such tax has been paid or is not due and payable.
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      3. Redemption of Preferred Stock.

            (a) The Preferred Stock may be redeemed at the option of the Company on or after the second anniversary of the Closing Date at $6.25 per share. The Company may redeem the Preferred Stock at any time prior to the two--year period, if all of the following are true: (i) The Company's Common Stock trades at or above $2.00 bid for thirty (30) consecutive trading days ending within fifteen (15) days of the date of the redemption notice, (ii) The Company's Common Stock is listed on NASDAQ and there has been reported volume of at least 100,000 shares per week for the prior four calendar weeks, and (iii) A registration statement is effective with respect to the Common Stock into which the Preferred Stock is convertible. The applicable redemption price in the first two years is $6.875 (110% of the stated value of one (1) share of Preferred Stock) plus all dividends accrued and unpaid on such Preferred Stock up to the date fixed for redemption. In the event that the Company shall call all or part of the Preferred Stock for redemption, the holder of the Preferred Stock shall have a period of not less than thirty (30) days within which to convert the Preferred Stock to Common Stock before such redemption shall occur.

            (b) In the event that less than the entire amount of Preferred Stock outstanding is redeemed at any one time, the shares to be redeemed shall be selected by lot in a manner to be determined by the Board of Directors of the Company. Not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption of the Preferred Stock or any part thereof, a notice specifying the time and place thereof shall be given by mail to the holders of record of the shares of Preferred Stock selected for redemption at the respective addresses as the same shall appear on the stock records of the Company, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity o~ the proceeding for redemption.. Any notice which was mailed in the manner herein provided shall be Conclusively presumed to have been duly given whether or not the holder receive5 the notice. Upon such redemption date, or such earlier date as the Board of Directors shall designate for payment of the redemption price (unless the Company shall default on the payment of the redemption price set forth in such notice). The holders of the shares of Preferred Stock selected for redemption and to vhorn notice has been duly given shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Company by

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virtue thereof and shall have no rights with respect to such shares except the right to convert such shares within the time hereinabove set forth and except the right to receive the monies payable upon such redemption from the Company or otherwise, without interest thereon, upon surrender and endorsement, It required by the Company, of the certificates, and the shares represented thereby shall no longer be deemed to be Outstanding. Upon redemption or conversion of the Preferred Stock the manner set Out herein, or upon purchase of Preferred Stock by the Company, the Preferred Stock so acquired by the Company shall be cancelable and shall not be reissued. After giving any notice of redemption and prior to the close of business on the date prior to the redemption date. As hereinbefore provided, the holders of the Preferred Stock so called for redemption may convert such stock into Common Stock of the Company in accordance with the conversion privileges set forth in Paragraph 2 hereof.

      4. Voting Rights. Except as otherwise required by law, the holders of Preferred Stock shall have no voting rights.

      5. Priority of Preferred Stock in the Event of a Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of debts and the liabilities of the Company1 the holders of Preferred Stock shall receive preference on distribution including an amount equal to all dividends accrued and unpaid on each share up to the date fixed for distribution, before any distribution shall be made to the holder of any c1ass of Common Stock of the Company.

      IN WITNESS WHEREOF, the undersigned have caused its corporate seal to be, affixed and this Certificate to be executed by its President and Secretary as of the 1st day of June, 1993.

Attest:                             VERTICAL COMPUTER SYSTEMS

____________________________        By: _________________________
Title: _____________________        Brett E. Howell, President